Exhibit 10.1

VENATOR MATERIALS PLC
AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN

ARTICLE I
The Plan

1.1                               Name.  The VENATOR MATERIALS PLC AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN (“Plan”) is hereby adopted effective as of November 14, 2017 (the “Effective Date”). This Plan supersedes and replaces all other executive severance plans previously adopted or maintained by the Employer and its Affiliates, but is not intended to affect any redundancy schemes broadly applicable to employees of Employer or its Affiliates.

1.2                               Purpose.  Venator Materials PLC, a public company limited by shares and incorporated under the laws of England and Wales, and certain Affiliates identified below have adopted the Plan to provide their executive officers with severance benefits to recognize their service to the Employer, and to encourage them to continue employment with the Employer.

ARTICLE II
Definitions

Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning. When the defined meaning is intended, the term is capitalized.

2.1                               “Affiliate” means any entity (whether a corporation, partnership, joint venture, limited liability company or other entity) in which the Employer beneficially owns 50% or more of the voting power of the entity.

2.2                               “Base Compensation”  means the annualized base salary of the Participant in effect at Termination of Employment.

2.3                               “Board” means the Board of Directors of Venator Materials PLC or its successor.

2.4                               “Change of Control” means the occurrence of any of the events set forth in clause (b) of the definition of “Change of Control” in the Venator Materials 2017 Stock Incentive Plan, as amended, restated or otherwise modified from time to time.

2.5                               “COBRA” means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

2.6                               “Committee” means the Compensation Committee of the Board or, if there is not a Compensation Committee, then the Board.

2.7                               “Employer” means Venator Materials PLC, or any successor thereof.

2.8                               “Participant” means an employee of the Employer or an Affiliate with (i) the title of President and Chief Executive Officer and who has released the Employer and its Affiliates from any applicable notice of termination benefits in a form substantially similar to the one attached hereto as Attachment A, or (ii) the title of Senior Vice President or Vice President and that has a direct reporting relationship to the President and Chief Executive Officer.

2.9                               “Pro Rata Bonus for Termination Year” means a pro rata portion (by calendar days) of the annualized bonus under the applicable bonus program of the Employer in effect at the applicable Termination of Employment, wherein the annualized bonus is calculated in accordance with the Employer’s actual performance for the full calendar year during which the Termination of Employment occurs.

2.10                        “Reasonable Cause” means any of the following, with respect to a Participant:

(a)                                 Gross negligence, fraud, dishonesty or willful violation of any law or material violation of any significant Employer policy committed in connection with the position of the Participant with the Employer or an Affiliate or other circumstances where the Employer would be entitled, under the Participant’s contract of employment, if any, to terminate such employment summarily; or

(b)                                 Failure to substantially perform (whether as a result of a medically determinable disability or otherwise) the duties reasonably assigned or appropriate to his or her position, in a manner reasonably consistent with prior practice;

provided, however, that the term “Reasonable Cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if the Participant has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to his or her position.

2.11                        “Severance Benefits” means the benefits described in Article III.

2.12                        “Termination of Employment” means the coming to an end of the Participant’s employment with the Employer or an Affiliate (other than where the Participant remains or becomes an employee of the Employer or another Affiliate) for any reason whatsoever, voluntary or involuntary, including by reason of death or disability; provided, however, that in the case of a U.S. Participant, such a termination of employment must also include the Participant’s “separation from service,” within the meaning of Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”).

2.13                        “Termination for Good Reason” means a voluntary Termination of Employment by the Participant as a result of the Employer or an Affiliate (a) making a materially detrimental reduction or change to the job responsibilities or in the current base compensation of the Participant, or (b) within a period of 12 months following a Change of Control, changing the Participant’s principal place of work by more than 50 miles from his or her principal place of work in effect immediately prior to such Change of Control, in each case, which action has not been remedied by the Employer or Affiliate within 30 days following its receipt of written notice from the Participant of such reduction or change. Such notice from the Participant must be given to the Employer or an Affiliate within 90 days following the occurrence of such reduction or change and the Participant’s Termination of Employment must occur within the 30-day period following the Employer’s or an Affiliate’s failure to timely remedy the change or reduction constituting a “good reason.”

2.14                        “U.K. Participant” means a Participant whose employment with the Employer or an Affiliate is governed by the laws of England and Wales.

2.15                        “U.S. Participant” means a Participant whose employment with the Employer or an Affiliate is governed by the laws of the United States or a state thereof.

ARTICLE III
Severance Benefits

3.1                               Entitlement to Severance Benefits.  If the Employer or an Affiliate terminates the Participant’s employment without Reasonable Cause or the Participant terminates his or her employment in a Termination for Good Reason, then the Participant’s Employer shall provide to the Participant the Severance Benefits described in this Article III.  No Severance Benefits shall be payable under the Plan upon the Participant’s Termination of Employment for any other reason, including a Termination of Employment on account of death or disability.

(a)                                 Severance Benefits otherwise payable under this Article III to a Participant shall be reduced in the discretion of Venator Materials PLC for any payments an Employer or an Affiliate is required to pay to the Participant under any applicable statute, law, ordinance, code, rule or regulation arising from the Termination of Employment, including, in the case of a U.K. Participant, any statutory redundancy payment and, in the case of a U.S. Participant, any payments required under the United States Worker Adjustment and Retraining Notification Act.

(b)                                 Unless otherwise agreed to in writing by Venator Materials PLC in connection with a Termination of Employment, a Participant shall not be entitled to any Severance Benefits under this Article III if any of the following situations apply:

(1)                                 Within 30 days of the Termination of Employment, the Participant obtains employment with an Employer or any Affiliate of an Employer;

(2)                                 If requested upon his or her Termination of Employment, the Participant fails to sign, within 45 days following his or her Termination of Employment, a waiver and release of claims against the Employer and its Affiliates, officers, employees and representatives, in the form provided by the Plan’s Administrator (as defined in Section 5.1), or, if applicable, the Participant signs and later revokes the waiver and release of claims within the revocation time period; or

(3)                                 The Participant is entitled to severance or other separation or notice of termination benefits, whether under an individual written agreement with the Participant’s Employer or an Affiliate, any voluntary early retirement program maintained by the Employer or an Affiliate, any severance plan maintained by the Employer or an Affiliate other than the Plan, or any provision of law to which the Employer or an Affiliate is subject, unless such Participant elects to irrevocably waive all such benefits under all other agreements, plans, programs and provisions of law applicable to the Participant.

3.2                               Amount of Severance Benefits.  If a Participant is entitled to Severance Benefits pursuant to Section 3.1:

(a)                                 Cash Payments.  The Employer or applicable Affiliate shall pay to the Participant cash payments as follows:

(1)                                 an amount equal to two times the Base Compensation of the Participant; and

(2)                                 an amount equal to the Pro Rata Bonus for Termination Year.

Subject to Section 3.1(b)(2) and Section 7.6, payment of the amount provided in Section 3.2(a)(1) shall be made within 60 days of the Participant’s Termination of Employment and payment of the amount provided in Section 3.2(a)(2) shall be made contemporaneously with payments by the Employer or applicable Affiliate in the ordinary course to its then existing employees under the bonus program in effect for the calendar year during which Participant’s Termination of Employment occurs, provided that with respect to any Participant that is subject to Section 409A of the Code, the payment shall be made no later than March 15th of the year immediately following the year to which the bonus relates in order for such payment to be deemed exempt from Section 409A of the Code.

(b)                                 Healthcare Benefits for U.S. Participants.  For the period of time (expressed as a number of months equal to the product of (i) 12 and (ii) the quotient obtained by dividing the cash payment payable to the Participant under Section 3.2(a) by his or her Base Compensation) (the “Continuation Period”), the Participant’s Employer or an Affiliate shall continue to cover a U.S.-based Participant and his or her dependents under the group healthcare plan covering other employees in positions similar to that of the Participant, at a monthly cost to the Participant equal to the applicable COBRA premium for such coverage.

(1)                                 Healthcare Coverage Payment.  The Employer shall pay to the U.S.-based Participant a lump sum cash amount equal to the product of (i) the Participant’s Continuation Period, (ii) the COBRA premium applicable to the Participant on his or her Termination of Employment, and (iii) 150%. Subject to Section 3.1(b)(2) and Section 7.6, payment shall be made within 60 days of the Participant’s Termination of Employment.

(2)                                 COBRA Continuation.  To receive the coverage and payment provided under this Section 3.2(b) of the Plan following the Participant’s Termination of Employment, the Participant must timely elect continuation coverage under COBRA, as a result of the Termination of Employment.

(c)                                  Outplacement Services.  The Participant’s Employer shall provide the Participant with outplacement counseling service opportunities for a period of 12 months following the Termination of Employment, or until the Participant obtains substantially comparable employment, if earlier.

3.3                               Terminated Status.  Commencing upon the Participant’s Termination of Employment, the Participant shall cease to be an employee of the Employer and all Affiliates for all purposes. The payment of the Severance Benefits under the Plan shall be payments to a former employee.

ARTICLE IV
Claims and Review Procedures

4.1                               Claims Procedure.  A Participant who believes he or she has not received the Severance Benefits to which the Participant is entitled under the Plan may make a claim for benefits by making a written request for benefits to the Administrator on the form provided by the Administrator. The Administrator shall notify the Participant or beneficiary (the “claimant”) in writing, within a reasonable period of time (but not later than 90 days) after receipt of his or her written request for benefits, of his or her eligibility or non-eligibility for benefits under the Plan.  If the Administrator determines that a claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Plan on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed, including, in the case of a U.K. Participant, details of any rights the Participant may have to commence proceedings in the UK courts or tribunals, and in the case of a U.S. Participant, a statement of the Participant’s right to bring a civil action under section 502(a) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following a benefit claim denial on review. If the Administrator determines that there are special circumstances requiring additional time to make a decision, the Administrator may extend the time for up to an additional 90-day period, provided the Administrator notifies the claimant prior to the end of the initial 90-day period of the special circumstances and the date by which a decision is expected to be made.

4.2                               Review Procedure.  If a claimant is determined by the Administrator not to be eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant shall have the opportunity to have such claim reviewed by the Employer by filing a petition for review with the Committee within 60 days after receipt of the notice issued by the Administrator.  A claimant shall, on request and free of charge, be given reasonable access to and copies of, any documents, records and other information in the possession of the Employer relevant to the claimant’s claim for benefits.  The petition shall state the specific reasons which the claimant believes entitle him or her to benefits or to greater or different benefits.  Within 60 days after receipt by the Employer of the petition, the Employer shall notify the claimant of its decision in writing, stating specifically (1) the basis of its decision, written in a manner calculated to be understood by the claimant, (2) the specific provisions of the Plan on which the decision is based, (3) that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to the Participant’s claim for benefits, and (4) that, in the case of a U.K.

Participant, details of any rights the Participants may have to commence proceedings in the UK courts or tribunals, and in the case of a U.S. Participant, the Participant has a right to bring an action under section 502(a) of ERISA.  If the Employer determines that the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period, but notice of this deferral shall be given to the claimant.  In the event of the death of a claimant, the same procedures shall apply to the claimant’s beneficiaries.

ARTICLE V
Administration and Finances

5.1                               Administration.  The Plan shall be administered by the Committee or the person or entity designated by the Committee to administer the Plan (the “Administrator”).

5.2                               Powers of the Administrator.  The Administrator shall have all powers necessary to administer the Plan, including, without limitation, powers:

(a)                                 to interpret the provisions of the Plan;

(b)                                 to establish and revise the method of accounting for the Plan; and

(c)                                  to establish and enforce rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

It is intended that the Plan will be administered and interpreted in a manner that benefits provided by the Plan do not become taxable to a Participant until such benefits are paid to the Participant.  To the extent of a change in the law (whether by a change in the applicable statutes or by a ruling, regulation or other interpretation of the law by regulatory authorities) that requires a change in the terms of the Plan to avoid taxation prior to receipt of benefits, the Plan shall be treated by the Administrator to include such change without further action by the Employer as the Administrator in its sole discretion shall determine, provided, however, any such change that would materially increase either the cost of the Plan or the benefits provided by the Plan shall require the written consent of the Employer.

5.3                               Actions of the Administrator or the Employer.  All determinations, interpretations, rules, and decisions of the Administrator and the Employer shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

5.4                               Delegation.  The Administrator shall have the power to delegate specific duties and responsibilities to officers or other employees of the Employer or other individuals or entities.  Any delegation by the Administrator may allow further delegations by the individual or entity to whom the delegation is made. Any delegation may be rescinded by the Administrator at any time.  Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

5.5                               Reports and Records.  The Administrator and those to whom the Administrator has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

5.6                               Finances.  The benefits under the Plan are unfunded.  The costs of the Plan shall be borne by the Employer from its general assets.

5.7                               Notices.  All notices and communications made by the Employer or the Administrator under the Plan shall be deemed delivered and received when delivered by hand, the next business day after, in the case of a U.K. Participant, sent to the Participant by pre-paid first class post and, in the case of a U.S. Participant, deposit with a courier or overnight delivery service postpaid for next-day delivery and addressed in accordance with the last address of the Participant in the records of the Employer, or five days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid to the last address of the Participant in the records of the Employer, or immediately upon delivery by facsimile if confirmation is received and retained.

5.8                               Foreign Participants.  Notwithstanding any provision of the Plan to the contrary, to comply with applicable laws in countries other than the United States or England and Wales in which the Employer or any of its Affiliates operates (the “Foreign Legal Requirements”), or to ensure that the Employer complies with any applicable Foreign Legal Requirements, the Employer, in its sole discretion, shall have the power and authority to: (i) determine that a Participant otherwise entitled to participant in this Plan should not be deemed eligible to participate in the Plan; (ii) modify the terms and conditions of any Severance Benefits to be paid to Participants outside the United States or England and Wales to comply with applicable Foreign Legal Requirements; (iii) establish sub-plans and modify other terms and conditions of the Plan, to the extent such actions may be necessary or advisable (any such sub-plans and/or material modifications shall be attached to the Plan as appendices); and (iv) take any action that it deems advisable to comply with any applicable Foreign Legal Requirements that may impact a Participant.

ARTICLE VI
Amendments and Termination

Venator Materials PLC, by action of the Committee, may amend or terminate the Plan at any time.  In the event the Plan is terminated or changed, no benefits shall be payable to any Participant thereafter (except for Severance Benefits payable to a Participant whose notice of Termination for Good Reason or Termination of Employment occurs prior to or within one year following such termination or change of the Plan, in which case the Plan shall continue to apply to such Participant in accordance with its terms prior to such termination or change of the Plan) except as provided by the Plan as changed.

ARTICLE VII
Miscellaneous

7.1                               No Guarantee of Employment.  The adoption and maintenance of the Plan shall not be deemed to be a contract or a term of a contract of employment between the Employer and any Participant. Nothing contained herein shall give any Participant the right to continue to be retained by the Employer or to interfere with the right of the Employer to terminate the employment of a Participant at any time, nor shall it give the Employer the right to require the Participant to continue to provide services to the Employer or to interfere with the Participant’s right to terminate services at any time.

7.2                               Tax Withholding.  The Employer shall withhold all taxes that are required to be withheld by applicable law from the benefits provided under the Plan.

7.3                               Non-Alienation.  The Plan shall inure to and be binding on the successors and assigns of the Employer.  No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.

7.4                               ERISA.  The Plan is intended to be and shall be administered and maintained as a welfare benefit plan under section 3(1) of ERISA, providing certain benefits to participants on severance from employment.  The Plan is not intended to be a pension plan under section 3(2)(A) of ERISA and shall be maintained and administered so as not to be such a plan.  The Plan is intended to come within, and shall be administered and maintained to come within, the severance pay plan exception thereto in United States DOL Regulation Section 2510.3-2(b).

7.5                               Section 409A.  If any Participant is a “specified employee,” as defined in Section 409A of the Code and the regulations thereunder, at the time of his or her Termination of Employment and a payment due hereunder does not qualify as a “short-term deferral” payment under Section 409A or as a separation payment upon an involuntary separation that is exempt from the Section 409A six-month delay in payment provisions, then such payment (or part thereof that does not so qualify) shall not be paid to the Participant until the first business day that is more than six months after his or her Termination of Employment date (or, if earlier, his or her date of death). Such delayed payment shall be made in a lump sum without interest.

7.6                               Governing Law.  The Plan shall, in the case of a U.K. Participant, be governed by the laws of England and Wales, and in the case of a U.S. Participant, be governed by the laws of the State of Delaware and applicable United States federal law, without application of the conflicts of law principles thereof.

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SPONSOR:	VENATOR MATERIALS PLC

/s/ PETER R. HUNTSMAN
Peter R. Huntsman
Chairman of the Board of Directors

Attachment A

Form of Release of Chief Executive Officer

I, Simon Turner, hereby release Venator Materials PLC and each of its subsidiaries or affiliates, or any successor thereof (together, the “Employer Group”), from any obligations relating to a notice of termination benefit that may exist within any plan, contract or individual arrangement that I have previously entered into with any member of the Employer Group.  For the avoidance of doubt, no other obligations to me from the Employer Group, including but not limited to those obligations referenced in the letter to me from R. Wade Rogers, Senior Vice of Global Human Resources, Huntsman Corporation dated September 14, 2012 and the Huntsman Pension Profile attached thereto, are released by this document.

Signature of Chief Executive Officer

Date